Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          February 23, 2011

SKYWEST ANNOUNCES FOURTH QUARTER 2010 RESULTS

INCLUDING ACQUISITION OF EXPRESSJET HOLDINGS INC.

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $796.3 million for the quarter ended December 31, 2010, compared to $604.4 million for the same period last year.  SkyWest also reported net income of $37.2 million, or $0.67 per diluted share, for the quarter ended December 31, 2010, compared to $19.5 million of net income, or $0.34 per diluted share, for the same period last year. The results for the quarter ended December 31, 2010, includes $10.2 million in net earnings, or $0.18 per diluted share, of unusual items when compared to the historical results for the same period last year and are further explained below.

SkyWest also reported operating revenues of $2.77 billion for the twelve months ended December 31, 2010, compared to $2.61 billion for the same period last year.  SkyWest reported net income of $96.4 million, or $1.70 per diluted share, for the twelve months ended December 31, 2010, compared to $83.7 million or $1.47 per diluted share for the same period last year. The net income for the twelve months ended December 31, 2010, includes $10.2 million in net earnings, or $0.18 per diluted share, of unusual items when compared to the historical results for the same period last year and are further explained below.

The operating results reported above include the operating and financial results from the acquisition of ExpressJet from November 12, 2010 to December 31, 2010, or 50 days.

On November 12, 2010, SkyWest completed the acquisition of ExpressJet for a total cash purchase price of $136.5 million which includes the value of the shares previously owned by Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”), SkyWest’s wholly owned subsidiary. As a result of the acquisition, ExpressJet became a wholly-owned subsidiary of Atlantic Southeast and SkyWest’s consolidated operations and financial results for the periods subsequent to the acquisition reflect the addition of 244 regional jet aircraft operated by ExpressJet Airlines, Inc. (“ExpressJet Airlines”) the primary operating entity of ExpressJet. In conjunction with the acquisition, SkyWest recorded a purchase accounting gain of $15.6 million which is reflected in the Other Income (Expense) category in SkyWest’s Condensed Consolidated Statements of Income. This gain was the result of SkyWest acquiring ExpressJet for less than the net fair value of the assets acquired and liabilities assumed. Additionally, the purchase accounting gain was a non-taxable item as the tax basis in the net assets acquired did not change as a result of the transaction.

The following discussion of the primary items of significance for SkyWest includes the operating activity of ExpressJet during the period between the acquisition date and December 31, 2010.

Net Income Summary

During the quarter ended December 31, 2010, SkyWest recorded a purchase accounting gain of $15.6 million, which was not tax affected, and was related to the acquisition of ExpressJet. Additionally, SkyWest incurred approximately $8.8 million (pre-tax) of acquisition related costs which includes professional fees and employee severance costs.

Also, during the quarter ended December 31, 2010, SkyWest Airlines and Atlantic Southeast reached agreement with Delta Air Lines, Inc. (“Delta”) on several open rate issues under the Connection agreements.  As a result of the settlement of the open issues, SkyWest received and recorded $17.2 million (pre-tax) of additional revenue which is reflected in operating revenues.

Additionally, under United Express agreements for SkyWest Airlines and Atlantic Southeast, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended December 31, 2010, CRJ200 engine expense under these agreements increased $11.4 million (pre-tax) compared to the quarter ended December 31, 2009, as a result of increased engine overhaul expense principally due to the timing of scheduled engine maintenance events.

During the quarter ended December 31, 2010, block hours increased 8.3%, excluding the block hours produced by ExpressJet, compared to the same period last year which contributed to the increase in net income quarter over quarter.

Operating Revenue Summary

SkyWest’s operating revenues increased $191.9 million, or 31.7%, during the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009.  The increase in operating revenues was primarily due to a 39.0% increase in block hours related to the ExpressJet operations that generated approximately $108.7 million in additional revenue and an increase of 8.3% in SkyWest Airlines and Atlantic Southeast’s block hours that generated approximately $11.3 million in additional revenue.  As previously explained in the Net Income Summary, SkyWest received and recorded $17.2 million (pre-tax) related to the settlement of various open rate issues under its connection agreements.  In conjunction with the settlement, SkyWest Airlines, Atlantic Southeast and Delta signed amendments to their existing connection agreements and agreed upon rates for the next five years.  Primarily as a result of the ExpressJet acquisition, the total airline operating fleet increased to 704 aircraft as of December 31, 2010, from 449 aircraft as of December 31, 2009.

Additionally, under the flying agreements with its major partners, SkyWest is directly reimbursed for certain expenses incurred under such agreements (significant items include fuel and engine maintenance expenses under the Delta connection agreements) and records those reimbursements as revenue. The remaining increase in operating revenues was primarily due to a combination of an increase in directly reimbursed costs under its flying contracts, an increase in pro rate revenue and an increase in ground handling and other revenue.

Total Airline Expense Summary

Total airline expenses (consisting of total operating and interest expenses) increased $188.9 million, or 32.7%, during the three months ended December 31, 2010, compared to the three months ended December 31, 2009. Excluding expenses from the operations of ExpressJet related to the acquisition, fuel and engine overhaul costs directly reimbursed under SkyWest’s flying contracts, total airline expenses increased $25.7 million, or 5.0%, during the three months ended December 31, 2010, compared to the three months ended December 31, 2009. The increase of $25.7 million in airline expenses was primarily the result of SkyWest incurring an additional $11.5 million in CRJ 200 engine expenses for overhauls and incurring additional costs as the result of the additional block hours generated by SkyWest Airlines and Atlantic Southeast for the quarter ended December 31, 2010, compared to the same period last year.

Other Items

During the quarter ended December 31, 2010, SkyWest repurchased 1,114,043 shares of its common stock at a total cost of $17.5 million under stock repurchase programs previously authorized by its Board of Directors. As of December 31, 2010, SkyWest had authorization to repurchase up to an additional 5.72 million shares of its common stock.  Since 2007, SkyWest has repurchased 14.3 million shares of its common stock at a total cost of $277.1 million under stock repurchase programs. SkyWest may continue to repurchase shares of its outstanding common stock under its authorized stock repurchase programs from time to time, as it deems appropriate.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Horizon Air Industries, Inc. (“Horizon”) to acquire eight CRJ 700 regional jet aircraft. SkyWest intends to finance the aircraft by either assuming the existing lease financing on the aircraft or sublease the aircraft from Horizon.  SkyWest intends for the aircraft to be operated by SkyWest Airlines and Atlantic Southeast under their Delta connection agreement.  Deliveries of the eight aircraft began on February 4, 2011 and are scheduled to be completed during June 2011.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Bombardier Aerospace to acquire four CRJ 700 Next Gen regional jets.  The aircraft are scheduled for delivery in the third and fourth quarters of 2011 and are intended to operate as replacement aircraft for CRJ 200 regional jet aircraft operating under the Delta connection agreement by SkyWest Airlines.

Subsequent to year-end, SkyWest Airlines signed a letter of intent with Alaska Airlines, Inc. (“Alaska”) to operate five CRJ 700 regional jet aircraft for Alaska under a capacity purchase agreement.  SkyWest Airlines intends to acquire the CRJ 700’s from Horizon and will determine if it will assume the existing lease financing on the aircraft or sublease the aircraft from Horizon.

It is currently estimated that SkyWest Airlines will begin flying for Alaska in May 2011. Details of the capacity purchase agreement are yet to be completed.

During the quarter ended September 30, 2010, SkyWest made a $7.0 million investment in the Mekong Aviation Joint Stock Company a regional air carrier operating in Vietnam (“Air Mekong”), which represents a 30% ownership in Air Mekong. Air Mekong started operations on October 9, 2010 using four CRJ900 regional jet aircraft flying to various destinations within Vietnam. SkyWest and Atlantic Southeast have provided assistance in the development of the Air Mekong venture by acquiring aircraft for operations and assisting in other commercial and corporate matters. Additionally, some of Air Mekong’s organizational leadership and pilots were previously employed by Atlantic Southeast.

At December 31, 2010, SkyWest had approximately $804.9 million in cash and marketable securities, compared to approximately $732.4 million as of December 31, 2009.  SkyWest’s long-term debt was $1.74 billion as of December 31, 2010, compared to $1.82 billion as of December 31, 2009.  The decrease in long-term debt was due to SkyWest’s payment of normal recurring debt obligations.  Additionally, during the quarter ended December 31, 2010, SkyWest extinguished the entire outstanding principal amount of convertible debt of approximately $33.5 million that was assumed as part of the ExpressJet acquisition. SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $2.0 billion as of December 31, 2010.

At December 31, 2010, SkyWest’s fleet totaled 704 aircraft, consisting of 656 regional jets (236 assigned to Delta, 416 assigned to United and Continental, four assigned to AirTran Airways, Inc. (“AirTran”)), and 48 EMB-120 turbo prop aircraft (38 assigned to United and 10 assigned to Delta).

SkyWest Airlines and Atlantic Southeast have previously filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its Delta Connection Agreements. As of December 31, 2010, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest Airlines and Atlantic Southeast are vigorously pursuing their claims for such amounts to the extent permitted under various motions between the parties and the matter is ongoing. During the fourth quarter of 2010, we began preliminary settlement discussions with Delta related to the dispute.  Notwithstanding the legal merits of the case, we offered to settle the claim for approximately $5.9 million less than the cumulative total of revenue recognized related to this matter.  Those settlement discussions were not successful; as a result of our settlement offer, we recorded a bad debt allowance of $5.9 million as of December 31, 2010.  SkyWest Airlines and Atlantic Southeast continue to vigorously pursue their claims set forth in the Complaint pending in the Georgia State Court of Fulton County.

 SkyWest is the holding company for three scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations include SkyWest Airlines also based in St. George, Utah, Atlantic Southeast Airlines based in Atlanta, Georgia and recently acquired ExpressJet Airlines based in Houston, Texas.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also operates flights for AirTran under a marketing agreement.  Atlantic Southeast operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. ExpressJet Airlines operates as Continental Express and United Express under contractual agreements with Continental Airlines, Inc. and United and is a wholly-owned subsidiary of Atlantic Southeast.  System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,950 daily departures and a fleet of approximately 704 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the operations of Atlantic Southeast and ExpressJet will not be integrated successfully or at all; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the acquisition of ExpressJet; future financial and operating results of the combined company if, integrated, may not meet the company’s forecast; the timing of the proposed integration, if achieved, may be delayed.

Actual operational and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, SkyWest Airlines, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation with a major airline partner of SkyWest Airlines and Atlantic Southeast; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
OPERATING REVENUES:
Passenger	$782,031	$596,260	$2,724,276	$2,582,238
Ground handling and other	14,253	8,141	40,869	31,376
Total operating revenues	796,284	604,401	2,765,145	2,613,614
OPERATING EXPENSES:
Aircraft fuel	93,758	59,226	340,074	390,739
Salaries, wages and benefits	227,293	172,040	764,933	698,326
Aircraft maintenance, materials and repairs	148,482	108,435	487,466	436,039
Aircraft rentals	82,225	75,844	311,909	300,773
Depreciation and amortization	61,199	56,826	236,499	221,548
Station rentals and landing fees	38,332	25,960	129,537	116,312
Ground handling services	27,537	23,696	110,649	95,805
Acquisition related costs	8,815	—	8,815	—
Other, net	56,807	34,025	173,437	141,877
Total operating expenses	744,448	556,052	2,563,319	2,401,419
OPERATING INCOME	51,836	48,349	201,826	212,195
OTHER INCOME (EXPENSE):
Interest income	3,453	3,833	14,376	11,121
Interest expense	(21,633)	(21,113)	(86,517)	(86,330)
Purchase accounting gain	15,586	—	15,586	—
Impairment of marketable securities	—	—	—	(7,115)
Other, net	2,219	483	630	1,862
Total other (expense), net	(375)	(16,797)	(55,925)	(80,462)
INCOME BEFORE INCOME TAXES	51,461	31,552	145,901	131,733
PROVISION FOR INCOME TAXES	14,255	12,050	49,551	48,075
NET INCOME	$37,206	$19,502	$96,350	$83,658

BASIC EARNINGS PER SHARE	$0.68	$0.35	$1.73	$1.50
DILUTED EARNINGS PER SHARE	$0.67	$0.34	$1.70	$1.47
Weighted average common shares:
Basic	54,747	55,606	55,610	55,854
Diluted	55,719	56,621	56,526	56,814

Unaudited Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
Operating Highlights	2010	2009	% Change		2010	2009	% Change

Passengers carried	11,730,395	8,548,527	37.2		40,411,089	34,544,772	17.0
Revenue passenger miles (000)	5,971,966	4,288,620	39.3		20,227,220	17,448,958	15.9
Available seat miles (000)	7,594,292	5,479,459	38.6		25,503,845	22,142,650	15.2
Passenger load factor	78.6%	78.3%	.3	pts	79.3%	78.8%	.5	pts
Passenger breakeven load factor	75.6%	74.8%	.8	pts	76.0%	75.0%	1.0	pts
Yield per revenue passenger mile	$0.131	$0.139	(5.8)		$0.135	$0.148	(8.8)
Revenue per available seat mile	$0.105	$0.110	(4.5)		$0.108	$0.118	(8.5)
Cost per available seat mile	$0.101	$0.105	(3.8)		$0.104	$0.112	(7.1)
Fuel cost per available seat mile	$0.012	$0.011	9.1		$0.013	$0.018	(27.8)
Average passenger trip length	509	502	1.4		501	505	(.8)
Block hours	466,633	335,776	39.0		1,547,562	1 ,363,257	13.5
Departures	292,929	213,454	37.2		1,001,766	870,761	15.0